Filed Pursuant to Rule 433
Registration No. 333-208110
February 12, 2016

The following information is a Summary of Material Modifications/Notice of changes as well as a Supplement to the Annual Participant Fee Disclosure relating to certain investment options under the LNL Agents' 401(k) Savings Plan ("Plan"). More information about each of the investment options offered under the Plan (except for the LNC Stock Fund) can be obtained by logging on to your account on the Lincoln Alliance® website at: www.lincolnfinancial.com.  You can also contact the Lincoln Financial Customer Service Center at 800-234-3500 for more information.

Investment Fund Changes:

Effective March 16, 2016, the share class of the State Street Target Retirement Funds will change from Class C to Class K.  As a result of this change, fees will decrease from 0.166% to 0.12%.  In addition, the Delaware Diversified Income Trust will change from Fee Class 45 to Fee Class 40 and fees will decrease from 0.45% to 0.40%.  These changes are reflected in the Variable Return Investments chart below.

Following the close of business on March 16, 2016, any balances you have in and any future contributions to:
•	the State Street Target Retirement Fund(s) Class C will be automatically transferred to the corresponding State Street Target Retirement Fund(s) Class K; and
•	the Delaware Diversified Income Trust Fee Class 45 (CIT) will be automatically transferred to the Delaware Diversified Income Trust Fee Class 40 (CIT).

You do not need to make any changes to your Plan account as a result of these changes. However, you may wish to review your current investment selections to ensure they are right for you.

If you wish to review your current allocations or obtain general information about the Plan, visit the Lincoln Alliance® website at www.lincolnfinancial.com, or call the Lincoln Financial Customer Service Center at 800-234-3500.

Variable Return Investments
Investment options		Average annual total returns as of September 30, 2015
Morningstar Category Index (Benchmark) Mutual Fund or Collective Investment Trust Name	Ticker	1 Year	3 Year	5 Year	10 Year	Inception Date
Retirement Income Morningstar Lifetime Moderate Income State Street Target Retirement Income Fund – Class K	CMDI7	-1.35 -1.58 -1.66	2.44 2.60 2.47	3.88 4.92 4.77	3.71 4.61 4.50	4/1/2005
Target Date 2011-2015 Morningstar Lifetime Moderate 2015 State Street Target Retirement 2015 Fund – Class K	CMDL7	-1.84 -2.11 -2.14	4.27 4.09 4.02	5.52 7.14 7.05	3.51 - -	9/1/2006

Variable Return Investments
Investment options			Average annual total returns as of September 30, 2015
Morningstar Category Index (Benchmark) Mutual Fund or Collective Investment Trust Name	Ticker	1 Year	3 Year	5 Year	10 Year	Inception Date
Target Date 2016-2020 Morningstar Lifetime Moderate 2020 State Street Target Retirement 2020 Fund – Class K	CMDM7	-2.12 -2.59 -2.63	4.51 5.41 5.34	5.79 8.10 8.01	4.04 5.71 5.84	4/1/2005
Target Date 2021-2025 Morningstar Lifetime Moderate 2025 State Street Target Retirement 2025 Fund – Class K	CMDN7	-2.55 -2.94 -2.98	5.70 6.18 6.11	7.01 8.61 8.53	4.23 - -	9/1/2006
Target Date 2026-2030 Morningstar Lifetime Moderate 2030 State Street Target Retirement 2030 Fund – Class K	CMDO7	-3.02 -3.23 -3.27	5.87 6.76 6.70	6.85 8.94 8.87	4.21 5.88 5.98	2/1/2005
Target Date 2031-2035 Morningstar Lifetime Moderate 2035 State Street Target Retirement 2035 Fund – Class K	CMDP7	-3.39 -3.59 -3.64	6.84 7.15 7.08	7.87 9.00 8.93	4.40 - -	9/1/2006
Target Date 2036-2040 Morningstar Lifetime Moderate 2040 State Street Target Retirement 2040 Fund – Class K	CMDQ7	-3.65 -3.98 -4.02	6.66 7.50 7.43	7.42 9.02 8.94	4.39 5.93 5.97	2/1/2005
Target Date 2041-2045 Morningstar Lifetime Moderate 2045 State Street Target Retirement 2045 Fund – Class K	CMDR7	-3.75 -4.20 -4.24	7.32 7.44 7.37	8.23 8.98 8.90	4.59 -	9/1/2006
Target Date 2046-2050 Morningstar Lifetime Moderate 2050 State Street Target Retirement 2050 Fund – Class K	CMDS7	-3.79 -4.20 -4.24	6.97 7.44 7.37	7.64 8.98 8.91	4.57 - -	10/1/2007
Target Date 2051+ Morningstar Lifetime Moderate 2050 State Street Target Retirement 2055 Fund – Class K	CMLF7	-3.59 -4.20 -4.23	7.87 7.44 7.38	8.25 - -	- - -	6/1/2011
Target Date 2051+ Morningstar Lifetime Moderate 2050 State Street Target Retirement 2060 Fund – Class K	CMPR7	-3.59 -4.20 -	7.87 7.44 -	8.25 - -	- - -	4/1/2015

Variable return investments
Investment options		Average annual total returns as of September 30, 2015
Morningstar Category Index (Benchmark) Mutual Fund or Collective Investment Trust Name	Ticker	1 Year	3 Year	5 Year	10 Year	Inception Date
Multisector Bond Barclays Aggregate Bond Index Delaware Diversified Income (CIT)		1.68 2.94 1.26	2.01 1.71 1.74	4.09 - -	5.19 - -	6/29/2011

The performance data quoted above represents past performance; past performance does not guarantee future results.  Investment return and principal value will fluctuate so your account balance, when redeemed, may be worth more or less than your original cost.  Current performance may be lower or higher than the performance data quoted.  An investor should consider the investment objectives, risks, and charges and expenses of the investment option carefully before investing.

This Summary of Material Modifications contains important information about the Plan and should be kept with your Summary Plan Description/Prospectus.

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All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternately, the issuer will arrange to send you the prospectus if you request it by calling the Lincoln Financial Customer Service Center at 800-234-3500.